PROMISSORY NOTE

Borrower:    GB Sciences, Inc.

3550 W. Teco Ave.
Las Vegas, NV 89118

Lender:     John B. Davis

2644 Fairway Drive

Baton Rouge, LA 70809

Principal Amount:     $151,923.07

Effective Date:     November 15, 2019

1.	For value received, the Borrower promises to pay the Lender at the address identified above or as may be provided in writing to the Borrower, the principal sum of $151,923.07.

2.	This Note shall be repaid in installments as follows:

●	$51,923.07 on or before December 12, 2019; and

●

$100,000.00 on or before five business days after the first cash payment in excess of $100,000.00 that Borrower receives from Wellcana Plus, LLC, per the promissory note between Borrower and Wellcana Plus, LLC, dated on or about November 15, 2019. Borrower agrees to permit Wellcana Plus, LLC, or its designee, to deduct $100,000.00 from the first cash payment identified above and pay that amount directly to Lender.

3.

Should Borrower default on the December 12, 2019 installment, Borrower shall be liable to Lender either for ninety days wages at Lender’s daily rate of pay ($37,500.00), or else for full wages per day ($416.66) from December 12, 2019, until Borrower shall pay or tender the December 12, 2019 installment, whichever is the lesser amount of this penalty.

4.	Should Borrower default on full and final payment of the outstanding balance of $100,000.00, a 10% penalty shall be applied to the outstanding balance.

5.

All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by the Lender in enforcing this Note as a result of any default of the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

6.

If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

7.	This Note will be construed in accordance with the laws of the State of Louisiana.

8.	This Note will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and the Lender.

9.

Except for a suit to enforce the Borrower’s promises and obligations contained in this Note, in consideration of Borrower issuing this Note, Lender further agrees, promises and covenants that neither he, nor any person, organization, or any other entity acting on his behalf (the “Lender Parties”), will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against Borrower or any of its subsidiaries, contractors, advisors, officers, directors, employees or shareholders (the “Borrower Parties”), involving any matter, cause or thing whatsoever, occurring in the past up to the effective date of this Note or involving any continuing effects of actions or practices which arose prior to the effective date of this Note or the termination or resignation of the Lender’s employment (the “Prior Obligations”), and the Lender Parties hereby release and discharge the Borrower Parties from the Prior Obligations, if any.

0.	Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

IN WITNESS WHEREOF, this Note has been agreed upon, executed and delivered on the date specified above by the Lender and the duly authorized representative of the Borrower.

Borrower:

GB Sciences, Inc.

By: /s/ John Poss

CEO and Chairman

Lender:

John B. Davis

By: /s/ John B. Davis